Form of
Pricing Opinion of Welco Securities, Inc.

                                                 January     , 1996

C. Paul Sandifur, Jr., President
Metropolitan Investment Securities, Inc.
917 W. Sprague Avenue
Spokane, Washington 99210

	Re:	Metropolitan Mortgage & Securities Co., Inc. Offering of
$25,000,000 of Variable Rate Cumulative Preferred Stock,
Series E-6

Dear Mr. Sandifur:

	This letter will serve to confirm our engagement as a "qualified independent underwriter" as that term is defined in Sections 2(l)
(1) - (7) of Schedule E to the NASD bylaws, as amended ("Schedule E").

	Based upon our review of the registration statement, and the performance of "due diligence" as required in Section 3 (c) (1) to Schedule E, it appears that the price of $100.00 per share on the Variable Rate Cumulative Preferred Stock, Series E-6 (provided that the manner in which the computation of dividends are those set forth in Schedule A to the Agreement to Act as "Qualified Independent Underwriter" dated _____________________, which is filed as Exhibit ____________________ to the registration statement referred to hereafter,) is no higher than that which we would recommend.

	We hereby consent to the use of our name as a "qualified independent underwriter," in the post-effective amendment to the Registration
Statement (SEC File No. 33-              ).

					Very truly yours,

					WELCO SECURITIES, INC.

					By:_______________________________________
						Kenneth S. Shapiro, President

KSS/mm
cc:  National Association of Securities Dealers, Inc.